PRICING SUPPLEMENT dated May 20, 2025 (To the Prospectus dated May 15, 2025, the Prospectus Supplement dated May 15, 2025 and the Product Supplement No. WF-1 dated May 20, 2025)	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-287303

Barclays Bank PLC Global Medium-Term Notes, Series A
$1,001,000 Market Linked Securities—Contingent Fixed Return and Contingent Downside Principal at Risk Securities Linked to the Class A Common Stock of Palantir Technologies Inc. due June 8, 2026

■  Linked to the Class A common stock of Palantir Technologies Inc. (the “Underlying Stock”)

■  Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the securities provide for a maturity payment amount that may be greater than or less than the principal amount of the securities, depending on the performance of the Underlying Stock from the starting price to the ending price. The maturity payment amount will reflect the following terms:

■  If the price of the Underlying Stock increases, remains flat or decreases, but the decrease is not more than 25%, you will receive the principal amount plus a contingent fixed return of 36.00% of the principal amount.

■  If the price of the Underlying Stock decreases by more than 25%, you will have full downside exposure to the decrease in the price of the Underlying Stock, and you will lose more than 25%, and possibly all, of the principal amount of your securities.

■  Investors may lose more than 25%, and possibly all, of the principal amount.

■  Any positive return on the securities at maturity will be limited to the contingent fixed return, even if the ending price significantly exceeds the starting price; you will not participate in any appreciation of the Underlying Stock.

■  Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page PS-8 of this pricing supplement) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the securities. See “Selected Risk Considerations” and “Consent to U.K. Bail-in Power” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement.

■  No periodic interest payments or dividends

■  No exchange listing; designed to be held to maturity

See “Additional Information about the Issuer and the Securities” on page PS-4 of this pricing supplement. The securities will have the terms specified in the prospectus dated May 15, 2025, the prospectus supplement dated May 15, 2025 and the product supplement no. WF-1 dated May 20, 2025, as supplemented or superseded by this pricing supplement.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” on page PS-11 herein, “Risk Factors” beginning on page PS-3 of the product supplement and “Risk Factors” beginning on page S-9 of the prospectus supplement.

The securities constitute our unsecured and unsubordinated obligations. The securities are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of the securities. In addition, Barclays Capital Inc. or any other of our affiliates may use this pricing supplement in market resale transactions in any of the securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

Notwithstanding and to the exclusion of any other term of the securities or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the securities (or the trustee on behalf of the holders of the securities), by acquiring the securities, each holder or beneficial owner of the securities acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PS-8 of this pricing supplement.

	Original Offering Price(1)	Agent Discount(2), (3)	Proceeds to Barclays Bank PLC
Per Security	$1,000.00	$23.25	$976.75
Total	$1,001,000.00	$23,273.25	$977,726.75
(1)	Our estimated value of the securities on the pricing date, based on our internal pricing models, is $956.10 per security. The estimated value is less than the original offering price of the securities. See “Additional Information Regarding Our Estimated Value of the Securities” on page PS-5 of this pricing supplement.
(2)	Wells Fargo Securities, LLC (“WFS”) and Barclays Capital Inc. are the agents for the distribution of the securities and are acting as principal. The agent will receive an underwriting discount of $23.25 per security. Barclays Capital Inc. will sell the securities to WFS at the original offering price of the securities less a concession of $23.25 per security. WFS may provide dealers, which may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), with a selling concession of $17.50 per security. In addition to the concession allowed to WFA, WFS may pay $0.75 per security of the agent’s discount to WFA as a distribution expense fee for each security sold by WFA. See “Terms of the Securities—Supplemental Plan of Distribution” in this pricing supplement for further information.
(3)	In respect of certain securities sold in this offering, Barclays Capital Inc. may pay a fee of up to $2.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.
Wells Fargo Securities	Barclays Capital Inc.

Market Linked Securities— Contingent Fixed Return and Contingent Downside

Principal at Risk Securities Linked to the Class A Common Stock of Palantir Technologies Inc. due June 8, 2026

Terms of the Securities

Issuer:	Barclays Bank PLC
Market Measure[1]:	The Class A common stock of Palantir Technologies Inc. (Bloomberg ticker symbol “PLTR UW<Equity>”) (the “Underlying Stock”). We refer to the issuer of the Underlying Stock as the “Underlying Stock Issuer.”
Pricing Date:	May 20, 2025
Issue Date:	May 23, 2025
Calculation Day[2]:	June 3, 2026
Stated Maturity Date[2]:	June 8, 2026
Principal Amount:	$1,000 per security. References in this pricing supplement to a “security” are to a security with a principal amount of $1,000.
Maturity Payment Amount:

On the stated maturity date, you will be entitled to receive a cash payment per security in U.S. dollars equal to the maturity payment amount. The “maturity payment amount” per security will equal:

•   if the ending price is greater than or equal to the threshold price:

$1,000 + the contingent fixed return; or

•   if the ending price is less than the threshold price:

$1,000 + ($1,000 × stock return)

If the ending price is less than the threshold price, you will lose more than 25%, and possibly all, of the principal amount of your securities at maturity. Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the securities.

Contingent Fixed Return:	The “contingent fixed return” is 36.00% of the principal amount ($360.00 per security). The contingent fixed return is payable only if the ending price is greater than or equal to the threshold price.
Threshold Price:	$94.1925, which is equal to 75% of the starting price
Stock Return:	The “stock return” is the percentage change from the starting price to the ending price, measured as follows: ending price – starting price starting price
Starting Price:	$125.59, which is the stock closing price of the Underlying Stock on the pricing date
Ending Price:	The “ending price” will be the stock closing price of the Underlying Stock on the calculation day.
Stock Closing Price[1]:	“Stock closing price” has the meaning set forth under “General Terms of the Securities—Certain Terms for Securities Linked to an Underlying Stock—Certain Definitions” in the product supplement. The stock closing price of the Underlying Stock is subject to adjustment through the adjustment factor as described in the product supplement.
Additional Terms:	Terms used in this pricing supplement, but not defined herein, will have the meanings ascribed to them in the product supplement, provided that terms used in this pricing supplement, but not defined herein or in the product supplement, will have the meanings ascribed to them in the prospectus supplement.
Calculation Agent:	Barclays Bank PLC
Tax Considerations:	For a discussion of the tax considerations relating to ownership and disposition of the securities, see “Tax Considerations.”
Denominations:	$1,000 and any integral multiple of $1,000

Market Linked Securities— Contingent Fixed Return and Contingent Downside

Principal at Risk Securities Linked to the Class A Common Stock of Palantir Technologies Inc. due June 8, 2026

CUSIP / ISIN:	06746BT35 / US06746BT356
Supplemental Plan of Distribution:

Wells Fargo Securities, LLC (“WFS”) and Barclays Capital Inc. will act as agents for the securities. The agent will receive an underwriting discount of $23.25 per security. Barclays Capital Inc. will sell the securities to WFS at the original offering price of the securities less a concession of $23.25 per security. WFS may provide dealers, which may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), with a selling concession of $17.50 per security. In addition to the concession allowed to WFA, WFS may pay $0.75 per security of the agent’s discount to WFA as a distribution expense fee for each security sold by WFA.

In addition, in respect of certain securities sold in this offering, Barclays may pay a fee of up to $2.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Barclays Bank PLC or its affiliate will enter into swap agreements or related hedge transactions with one of its other affiliates or unaffiliated counterparties in connection with the sale of the securities. If WFS, Barclays Capital Inc. or an affiliate of either agent participating as a dealer in the distribution of the securities conducts hedging activities for Barclays Bank PLC in connection with the securities, such agent or participating dealer will expect to realize a projected profit from such hedging activities, and this projected profit will be in addition to any discount, concession or fee received in connection with the sale of the securities to you. This additional projected profit may create a further incentive for the agents or participating dealers to sell the securities to you.

1 In the case of certain corporate events related to the Underlying Stock, the calculation agent may adjust the adjustment factor of the Underlying Stock if the calculation agent determines that the event has a diluting or concentrative effect on the theoretical value of the shares of the Underlying Stock. Upon the occurrence of certain reorganization events with respect to the Underlying Stock, the calculation agent will make adjustments to reflect the amount and type of property deliverable for one share of the Underlying Stock as a result of that reorganization event. The Underlying Stock may be replaced with another stock selected by the calculation agent upon the occurrence of certain replacement stock events. For more information, see “General Terms of the Securities—Certain Terms for Securities Linked to an Underlying Stock—Adjustment Events” in the accompanying product supplement.

2 If the calculation day is not a trading day, the calculation day will be postponed to the next succeeding trading day. The calculation day will also be postponed if a market disruption event occurs on the calculation day as described under “General Terms of the Securities—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Securities Linked to a Single Market Measure” in the accompanying product supplement. In addition, the stated maturity date will be postponed if that day is not a business day or if the calculation day is postponed as described under “General Terms of the Securities—Payment Dates” in the accompanying product supplement.

Market Linked Securities— Contingent Fixed Return and Contingent Downside

Principal at Risk Securities Linked to the Class A Common Stock of Palantir Technologies Inc. due June 8, 2026

Additional Information about the Issuer and the Securities

You should read this pricing supplement together with the prospectus dated May 15, 2025, as supplemented by the prospectus supplement dated May 15, 2025 relating to our Global Medium-Term Notes, Series A, of which these securities are a part and the product supplement no. WF-1 dated May 20, 2025. This pricing supplement, together with the documents listed below, contains the terms of the securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Selected Risk Considerations” in this pricing supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.

To the extent the information or terms in this pricing supplement are different from or inconsistent with the information or terms in the prospectus, prospectus supplement or product supplement, the information and terms in this pricing supplement will control. To the extent the information or terms in the product supplement are different from or inconsistent with the information or terms in the prospectus or prospectus supplement, the information and terms in the product supplement will control.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated May 15, 2025: http://www.sec.gov/Archives/edgar/data/312070/000119312525120720/d925982d424b2.htm

•	Prospectus Supplement dated May 15, 2025: http://www.sec.gov/Archives/edgar/data/312070/000095010325006051/dp228678_424b2-prosupp.htm

•	Product Supplement No. WF-1 dated May 20, 2025: http://www.sec.gov/Archives/edgar/data/312070/000095010325006260/dp229046_424b2-wf1.htm

Our SEC file number is 1-10257. As used in this pricing supplement, “we,” “us” and “our” refer to Barclays Bank PLC.

Market Linked Securities— Contingent Fixed Return and Contingent Downside

Principal at Risk Securities Linked to the Class A Common Stock of Palantir Technologies Inc. due June 8, 2026

Additional Information Regarding Our Estimated Value of the Securities

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the pricing date is based on our internal funding rates. Our estimated value of the securities might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the securities on the pricing date is less than the original offering price of the securities. The difference between the original offering price of the securities and our estimated value of the securities results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the securities, the estimated cost that we may incur in hedging our obligations under the securities, and estimated development and other costs that we may incur in connection with the securities.

Our estimated value on the pricing date is not a prediction of the price at which the securities may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the securities in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the securities in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the pricing date for a temporary period expected to be approximately three months after the initial issue date of the securities because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the securities and other costs in connection with the securities that we will no longer expect to incur over the term of the securities. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the securities and/or any agreement we may have with the distributors of the securities. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the securities based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS-11 of this pricing supplement.

Market Linked Securities— Contingent Fixed Return and Contingent Downside

Principal at Risk Securities Linked to the Class A Common Stock of Palantir Technologies Inc. due June 8, 2026

Additional Terms of the Securities

Notwithstanding anything to the contrary in the accompanying product supplement, the following terms will apply to the securities.

The definition of “closing price” in the section “General Terms of the Securities—Certain Terms for Securities Linked to an Underlying Stock—Certain Definitions” in the accompanying product supplement shall be deemed to be replaced in its entirety by the below:

“The “closing price” for one share of an Underlying Stock (or one unit of any other security for which a closing price must be determined) on any trading day means:

•	if such Underlying Stock (or any such other security) is listed or admitted to trading on a national securities exchange, the official closing price on such day published by the principal United States securities exchange registered under the Exchange Act on which such Underlying Stock (or any such other security) is listed or admitted to trading; or

•	if such Underlying Stock (or any such other security) is not listed or admitted to trading on any national securities exchange but is included in the OTC Bulletin Board Service operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), the last reported sale price of the principal trading session on the OTC Bulletin Board Service on such day.

If such Underlying Stock (or any such other security) is listed or admitted to trading on any national securities exchange but the official closing price is not available pursuant to the preceding sentence, then the closing price for one share of such Underlying Stock (or one unit of any such other security) on any trading day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the OTC Bulletin Board Service on such day.

If the official closing price or the last reported sale price, as applicable, for such Underlying Stock (or any such other security) is not available pursuant to either of the two preceding sentences, then the closing price per share for any trading day will be the mean, as determined by the calculation agent, of the bid price for such Underlying Stock (or any such other security) obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent. Bids of Barclays Bank PLC, WFS or any of their respective affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. The term “OTC Bulletin Board Service” will include any successor service thereto or, if the OTC Bulletin Board Service is discontinued and there is no successor service thereto, the OTC Reporting Facility operated by FINRA.”

The section “General Terms of the Securities—Certain Terms for Securities Linked to an Underlying Stock—Replacement Stock Events” in the accompanying product supplement shall be deemed to be replaced in its entirety by the below:

“Following the occurrence of a replacement stock event described in paragraph (b)(2)(ii) above or in “—Delisting of American Depositary Shares or Termination of American Depositary Receipt Facility” below with respect to an Underlying Stock, the stock closing price of the applicable Underlying Stock on any calculation day on or after the effective date of the replacement stock event will be determined by reference to a replacement stock and an adjustment factor (subject to any further anti-dilution adjustments) for such replacement stock as determined in accordance with the following paragraphs.

The “replacement stock” will be the stock having the closest “option period volatility” to the applicable original Underlying Stock among the stocks that then comprise the replacement stock selection index (or, if publication of such index is discontinued, any successor or substitute index selected by the calculation agent in its sole discretion) with the same GICS Code (as defined below) as the applicable original Underlying Stock Issuer; provided, however, that a replacement stock will not include (i) any stock that is subject to a trading restriction under the trading restriction policies of Barclays Bank PLC, the hedging counterparties of Barclays Bank PLC or any of their affiliates that would materially limit the ability of Barclays Bank PLC, the hedging counterparties of Barclays Bank PLC or any of their affiliates to hedge the securities with respect to such stock or (ii) any stock for which the aggregate number of shares to be referenced by the securities (equal to the product of (a) (i) the aggregate principal amount outstanding divided by (ii) the starting value of the applicable Underlying Stock and (b) the adjustment factor that would be in effect immediately after selection of such stock as the replacement stock) exceeds 25% of the ADTV (as defined in Rule 100(b) of Regulation M under the Exchange Act) for such stock as of the effective date of the replacement stock event (an “excess ADTV stock”).

If a replacement stock is selected in connection with a reorganization event for an original Underlying Stock, the adjustment factor with respect to such replacement stock will be equal to the number of shares of such replacement stock with an aggregate value, based on the closing price on the effective date of such reorganization event, equal to the product of (a) the value of the non-stock reorganization property received per share of such original Underlying Stock and (b) the adjustment factor of such Underlying Stock in effect on the trading day immediately prior to the effective date of such reorganization event. If a replacement stock is selected in connection with an ADS termination event (as defined below), the adjustment factor with respect to such replacement stock will be equal to the number of shares of such replacement stock with an aggregate value, based on the closing price on the change date (as defined below), equal to the product of (x) the closing price of the original Underlying Stock on the change date and (y) the adjustment factor in effect on the trading day immediately prior to the change date.

Market Linked Securities— Contingent Fixed Return and Contingent Downside

Principal at Risk Securities Linked to the Class A Common Stock of Palantir Technologies Inc. due June 8, 2026

The “option period volatility” means, in respect of any trading day, the volatility (calculated by referring to the closing price of the applicable Underlying Stock on its primary exchange) for a period equal to the 125 trading days immediately preceding the announcement date of the reorganization event, as determined by the calculation agent.

“GICS Code” means the Global Industry Classification Standard (“GICS”) sub-industry code assigned to the applicable Underlying Stock Issuer; provided, however, if (i) there is no other stock in the replacement stock selection index in the same GICS sub-industry or (ii) a replacement stock (a) for which there is no trading restriction and (b) that is not an excess ADTV stock cannot be identified from the replacement stock selection index in the same GICS sub-industry, the GICS Code will mean the GICS industry code assigned to such original Underlying Stock Issuer. If no GICS Code has been assigned to such original Underlying Stock Issuer, the applicable GICS Code will be determined by the calculation agent to be the GICS sub-industry code assigned to companies in the same sub-industry (or, subject to the proviso in the preceding sentence, industry, as applicable) as such original Underlying Stock Issuer at the time of the relevant replacement stock event.

The “replacement stock selection index” means the S&P 500® Index.

Delisting of American Depositary Shares or Termination of American Depositary Receipt Facility. If an Underlying Stock is an American Depositary Share and such Underlying Stock is no longer listed or admitted to trading on a U.S. securities exchange registered under the Exchange Act or included in the OTC Bulletin Board Service operated by FINRA, or if the American depositary receipt facility between the applicable Underlying Stock Issuer and the depositary is terminated for any reason (each, an “ADS termination event”), then, on the last trading day on which the applicable Underlying Stock is listed or admitted to trading or the last trading day immediately prior to the date of such termination, as applicable (the “change date”), a replacement stock event shall be deemed to occur.”

Market Linked Securities— Contingent Fixed Return and Contingent Downside

Principal at Risk Securities Linked to the Class A Common Stock of Palantir Technologies Inc. due June 8, 2026

Consent to U.K. Bail-in Power

Notwithstanding and to the exclusion of any other term of the securities or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the securities (or the trustee on behalf of the holders of the securities), by acquiring the securities, each holder or beneficial owner of the securities acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, or interest on, or any other amounts payable on, the securities; (ii) the conversion of all, or a portion, of the principal amount of, or interest on, or any other amounts payable on, the securities into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the securities of such shares, securities or obligations); (iii) the cancellation of the securities and/or (iv) the amendment or alteration of the maturity of the securities, or the amendment of the amount of interest or any other amounts due on the securities, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the securities solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the securities further acknowledges and agrees that the rights of the holders or beneficial owners of the securities are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the securities may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Selected Risk Considerations—Risks Relating to the Issuer—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Market Linked Securities— Contingent Fixed Return and Contingent Downside

Principal at Risk Securities Linked to the Class A Common Stock of Palantir Technologies Inc. due June 8, 2026

Investor Considerations

The securities are not appropriate for all investors. The securities may be an appropriate investment for you if all of the following statements are true:

▪	You do not seek an investment that produces periodic interest or coupon payments or other sources of current income.

▪	You seek a contingent fixed return at maturity of 36.00% of the principal amount if the ending price is greater than or equal to the threshold price.

▪	You anticipate that the ending price will be greater than or equal to the threshold price, and you are willing and able to accept the risk that, if the ending price is less than the threshold price, you will lose more than 25%, and possibly all, of the principal amount of your securities at maturity.

▪	You understand that if the ending price is greater than or equal to the threshold price, the return you will receive at maturity will be limited to the contingent fixed return, regardless of whether, and the extent to which, the ending price exceeds the starting price.

▪	You are willing and able to accept the risks associated with an investment linked to the performance of the Underlying Stock, as explained in more detail in the “Selected Risk Considerations” section of this pricing supplement.

▪	You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of the Underlying Stock, nor will you have any voting rights with respect to the Underlying Stock.

▪	You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the securities to maturity.

▪	You are willing and able to assume our credit risk for all payments on the securities.

▪	You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The securities may not be an appropriate investment for you if any of the following statements are true:

▪	You seek an investment that produces periodic interest or coupon payments or other sources of current income.

▪	You seek an investment that provides for the full repayment of principal at maturity.

▪	You anticipate that the ending price will be less than the threshold price, or you are unwilling or unable to accept the risk that, if it is, you will lose more than 25%, and possibly all, of the principal amount of your securities at maturity.

▪	You seek an investment that provides for full exposure to the upside performance of the Underlying Stock above the contingent fixed return.

▪	You are unwilling or unable to accept the risks associated with an investment linked to the performance of the Underlying Stock, as explained in more detail in the “Selected Risk Considerations” section of this pricing supplement.

▪	You seek an investment that entitles you to dividends or distributions on, or voting rights related to, the Underlying Stock.

▪	You seek an investment for which there will be an active secondary market and/or you are unwilling or unable to hold the securities to maturity.

▪	You are unwilling or unable to assume our credit risk for all payments on the securities.

▪	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The considerations identified above are not exhaustive. Whether or not the securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the securities in light of your particular circumstances. You should also review carefully the “Selected Risk Considerations” beginning on page PS-11 of this pricing supplement and the “Risk Factors” beginning on page PS-3 of the accompanying product supplement and the “Risk Factors” beginning on page S-9 of the accompanying prospectus supplement for risks related to an investment in the securities. For more information about the Underlying Stock, please see the section titled “The Class A Common Stock of Palantir Technologies Inc.” below.

Market Linked Securities— Contingent Fixed Return and Contingent Downside

Principal at Risk Securities Linked to the Class A Common Stock of Palantir Technologies Inc. due June 8, 2026

Determining the Maturity Payment Amount

On the stated maturity date, you will receive a cash payment per security (the maturity payment amount) calculated as follows:

Market Linked Securities— Contingent Fixed Return and Contingent Downside

Principal at Risk Securities Linked to the Class A Common Stock of Palantir Technologies Inc. due June 8, 2026

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlying Stock. Some of the risks that apply to an investment in the securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the securities generally in the “Risk Factors” sections of the product supplement and prospectus supplement. You should not purchase the securities unless you understand and can bear the risks of investing in the securities.

Risks Relating to the Securities Generally

•	If The Ending Price Is Less Than The Threshold Price, You Will Lose More Than 25%, And Possibly All, Of The Principal Amount Of Your Securities At Maturity — If the ending price is less than the threshold price, the maturity payment amount will be less than the principal amount and you will have full downside exposure to the decrease in the price of the Underlying Stock from the starting price. The threshold price for the Underlying Stock is 75% of the starting price. For example, if the Underlying Stock has declined by 25.1% from the starting price to the ending price, you will not receive any benefit from the contingent downside feature and you will lose 25.1% of the principal amount. As a result, you will not receive any protection if the price of the Underlying Stock declines significantly and you may lose more than 25%, and possibly all, of the principal amount at maturity, even if the price of the Underlying Stock is greater than or equal to the starting price or the threshold price at certain times during the term of the securities.

•	The Potential Return On The Securities Is Limited To The Contingent Fixed Return And May Be Lower Than The Return On A Direct Investment In The Underlying Stock — The potential return on the securities is limited to the contingent fixed return, regardless of any appreciation of the Underlying Stock, which may be significant. Therefore, your return on the securities may be lower than the return on a direct investment in the Underlying Stock.

•	You Will Receive The Contingent Fixed Return Only If The Ending Price Is Greater Than Or Equal To The Threshold Price — You will receive the contingent fixed return only if the ending price is greater than or equal to the threshold price. If the ending price is less than the threshold price, then you will not receive the contingent fixed return, and you will suffer a loss on the securities.

•	No Periodic Interest Will Be Paid On The Securities — No periodic payments of interest will be made on the securities.

•	Any Payment On The Securities Will Be Determined Based On The Stock Closing Prices Of The Underlying Stock On The Dates Specified — Any payment on the securities will be determined based on the stock closing prices of the Underlying Stock on the dates specified. You will not benefit from any more favorable values of the Underlying Stock determined at any other time.

•	Owning The Securities Is Not The Same As Owning The Underlying Stock — The return on your securities may not reflect the return you would realize if you actually owned the Underlying Stock. For instance, as a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or any other rights that holders of the Underlying Stock would have.

•	No Assurance That The Investment View Implicit In The Securities Will Be Successful — It is impossible to predict whether and the extent to which the price of the Underlying Stock will rise or fall. There can be no assurance that the ending price will not be less than the threshold price. The price of the Underlying Stock will be influenced by complex and interrelated political, economic, financial and other factors that affect the Underlying Stock. You should be willing to accept the downside risks associated with equities in general and the Underlying Stock in particular, and the risk of losing a significant portion or all of the principal amount.

•	The U.S. Federal Income Tax Consequences Of An Investment In The Securities Are Uncertain — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts, as described below under “Tax Considerations.” If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of the ownership and disposition of the securities could be materially and adversely affected.

In addition, in 2007 the Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the sections of the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the

Market Linked Securities— Contingent Fixed Return and Contingent Downside

Principal at Risk Securities Linked to the Class A Common Stock of Palantir Technologies Inc. due June 8, 2026

issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Issuer

•	The Securities Are Subject To The Credit Risk Of Barclays Bank PLC — The securities are unsecured and unsubordinated debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the securities and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the securities.

•	You May Lose Some Or All Of Your Investment If Any U.K. Bail-In Power Is Exercised By The Relevant U.K. Resolution Authority — Notwithstanding and to the exclusion of any other term of the securities or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the securities (or the trustee on behalf of the holders of the securities), by acquiring the securities, each holder or beneficial owner of the securities acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the securities losing all or a part of the value of your investment in the securities or receiving a different security from the securities, which may be worth significantly less than the securities and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the securities. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the securities will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the securities. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Risks Relating to the Underlying Stock

•	There Are Risks Associated With Single Equities — The price of the Underlying Stock can rise or fall sharply due to factors specific to the Underlying Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically with the SEC by the issuer of the Underlying Stock.

•	We Cannot Control Actions By The Underlying Stock Issuer — Actions by the Underlying Stock Issuer may have an adverse effect on the price of the Underlying Stock, the ending price and the value of the securities. We are not affiliated with the Underlying Stock Issuer. The Underlying Stock Issuer will not be involved in the offering of the securities nor will the Underlying Stock Issuer have any obligations with respect to the securities, including any obligation to take our interests or your interests into consideration for any reason. The Underlying Stock Issuer will not receive any of the proceeds of the offering of the securities nor will be responsible for, or will have participated in, the determination of the timing of, prices for, or quantities of, the securities to be issued. The Underlying Stock Issuer will not be involved with the administration, marketing or trading of the securities nor will have any obligations with respect to any amounts payable on the securities.

•	We And Our Affiliates Have No Affiliation With The Underlying Stock Issuer And Have Not Independently Verified Its Public Disclosure Of Information — We, our affiliates and WFS and its affiliates are not affiliated in any way with the Underlying Stock Issuer. This pricing supplement relates only to the securities and does not relate to the Underlying Stock. The material provided in this pricing supplement concerning the Underlying Stock Issuer is derived from publicly available documents without independent verification. Neither we nor either agent has participated in the preparation of any of those documents or made any “due diligence” investigation or any inquiry of the Underlying Stock Issuer. Furthermore, neither we nor either agent knows whether the Underlying Stock Issuer has disclosed all events occurring before the date of this pricing supplement, including events that could affect the accuracy or completeness of the publicly available documents referred to above. Subsequent disclosure of any event of this kind or the disclosure of or failure to disclose material future events concerning the Underlying Stock Issuer could affect the value of the securities and any payments on the securities. You, as an investor in the securities, should make your own investigation into the Underlying Stock Issuer.

Market Linked Securities— Contingent Fixed Return and Contingent Downside

Principal at Risk Securities Linked to the Class A Common Stock of Palantir Technologies Inc. due June 8, 2026

•	You Have Limited Anti-dilution Protection — The calculation agent will, in its sole discretion, adjust the adjustment factor of the Underlying Stock for certain events affecting the Underlying Stock, such as stock splits and stock dividends, and certain other corporate actions involving the Underlying Stock Issuer, such as mergers. However, the calculation agent is not required to make an adjustment for every corporate event that can affect the Underlying Stock. For example, the calculation agent is not required to make any adjustments to the adjustment factor of the Underlying Stock if the Underlying Stock Issuer or anyone else makes a partial tender or partial exchange offer for the Underlying Stock. Consequently, this could affect the value of the securities and any payments on the securities. See “General Terms of the Securities—Certain Terms for Securities Linked to an Underlying Stock—Adjustment Events” in the accompanying product supplement for a description of the general circumstances in which the calculation agent will make adjustments to the adjustment factor of the Underlying Stock.

•	The Securities May Become Linked To The Common Stock Of A Company Other Than The Original Underlying Stock Issuer — Following certain corporate events relating to the Underlying Stock, such as a stock-for-stock merger where the Underlying Stock Issuer is not the surviving entity, the shares of a successor corporation to the Underlying Stock Issuer will be substituted for the Underlying Stock for all purposes of the securities. Following certain other corporate events relating to the Underlying Stock in which holders of the Underlying Stock would receive all of their consideration in cash and the surviving entity has no marketable securities outstanding or there is no surviving entity (including, but not limited to, a leveraged buyout or other going private transaction involving the Underlying Stock Issuer, or a liquidation of the Underlying Stock Issuer), the common stock of another company in the same industry group as the Underlying Stock Issuer will be substituted for the Underlying Stock for all purposes of the securities. In any such event, the equity-linked nature of the securities would be significantly altered. See “General Terms of the Securities—Certain Terms for Securities Linked to an Underlying Stock—Adjustment Events” in the accompanying product supplement for a description of the specific events that can lead to these adjustments and the procedures for selecting a replacement stock. The occurrence of such events and the consequent adjustments may materially and adversely affect the value of the securities and any payments on the securities.

•	The Historical Performance Of The Underlying Stock Is Not An Indication Of Its Future Performance — The historical performance of the Underlying Stock should not be taken as an indication of the future performance of the Underlying Stock. It is impossible to predict whether the stock closing price of the Underlying Stock will fall or rise during the term of the securities, in particular in the environment in the last several years, which has been characterized by volatility across a wide range of asset classes. Past fluctuations and trends in the price of the Underlying Stock are not necessarily indicative of fluctuations or trends that may occur in the future.

Risks Relating to Conflicts of Interest

•	Potentially Inconsistent Research, Opinions Or Recommendations By Barclays Capital Inc., WFS Or Their Respective Affiliates — Barclays Capital Inc., WFS or their respective affiliates may publish research from time to time on financial markets and other matters that may influence the value of the securities or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by Barclays Capital Inc., WFA or their respective affiliates may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the Underlying Stock and the merits of investing in the securities.

•	We, Our Affiliates And Any Other Agent And/Or Participating Dealer May Engage In Various Activities Or Make Determinations That Could Materially Affect Your Securities In Various Ways And Create Conflicts Of Interest — We, our affiliates, WFS and any dealer participating in the distribution of the securities (a “participating dealer”) may play a variety of roles in connection with the issuance of the securities, as described below. In performing these roles, our economic interests and the economic interests of our affiliates, WFS and any participating dealer are potentially adverse to your interests as an investor in the securities.

In connection with our normal business activities and in connection with hedging our obligations under the securities, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Underlying Stock. In any such market making, trading and hedging activity, investment banking and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the securities. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the securities into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the securities. Participating dealers may also engage in such activities that may negatively impact the value of the securities.

In addition, the role played by Barclays Capital Inc., as the agent for the securities, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the securities. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the securities and such compensation or financial benefit may serve as an incentive to sell the securities instead of other investments. Furthermore, we and our affiliates establish the offering price of the securities for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

Market Linked Securities— Contingent Fixed Return and Contingent Downside

Principal at Risk Securities Linked to the Class A Common Stock of Palantir Technologies Inc. due June 8, 2026

Furthermore, if any dealer participating in the distribution of the securities or any of its affiliates conducts hedging activities for us in connection with the securities, that participating dealer or its affiliates will expect to realize a projected profit from such hedging activities, and this projected profit will be in addition to any selling concession and/or any fee that the participating dealer realizes for the sale of the securities to you. This additional projected profit may create a further incentive for the participating dealer to sell the securities to you.

In addition to the activities described above, Barclays Bank PLC will also act as the calculation agent for the securities. As calculation agent, we will determine any prices of the Underlying Stock and make any other determinations necessary to calculate any payments on the securities. In making these determinations, we may be required to make discretionary judgments, including those described in the accompanying product supplement and under “—Risks Relating to the Underlying Stock” above. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the securities, and any of these determinations may adversely affect any payments on the securities. Absent manifest error, all determinations of the calculation agent will be final and binding, without any liability on the part of the calculation agent. You will not be entitled to any compensation from Barclays Bank PLC for any loss suffered as a result of any determinations made by the calculation agent with respect to the securities.

Risks Relating to the Estimated Value of the Securities and the Secondary Market

•	The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop — The securities will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the securities but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the securities. The securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your securities to maturity.

•	The Value Of The Securities Prior To Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways — Structured notes, including the securities, can be thought of as securities that combine a debt instrument with one or more options or other derivative instruments. As a result, the factors that influence the values of debt instruments and options or other derivative instruments will also influence the terms and features of the securities at issuance and their value in the secondary market. Accordingly, in addition to the price of the Underlying Stock on any day, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Underlying Stock;

•	the time to maturity of the securities;

•	the market prices of, and dividend rates on, the Underlying Stock;

•	interest and yield rates in the market generally;

•	supply and demand for the securities;

•	a variety of economic, financial, political, regulatory and judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•	The Estimated Value Of Your Securities Is Lower Than The Original Offering Price Of Your Securities — The estimated value of your securities on the pricing date is lower than the original offering price of your securities. The difference between the original offering price of your securities and the estimated value of the securities is a result of certain factors, such as any sales commissions, selling concessions, discounts, commissions or fees to be allowed or paid to Barclays Capital Inc., another affiliate of ours, WFS or its affiliates or other non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the securities, the estimated cost that we may incur in hedging our obligations under the securities, and estimated development and other costs that we may incur in connection with the securities.

•	The Estimated Value Of Your Securities Might Be Lower If Such Estimated Value Were Based On The Levels At Which Our Debt Securities Trade In The Secondary Market — The estimated value of your securities on the pricing date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above might be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market.

Market Linked Securities— Contingent Fixed Return and Contingent Downside

Principal at Risk Securities Linked to the Class A Common Stock of Palantir Technologies Inc. due June 8, 2026

•	The Estimated Value Of The Securities Is Based On Our Internal Pricing Models, Which May Prove To Be Inaccurate And May Be Different From The Pricing Models Of Other Financial Institutions — The estimated value of your securities on the pricing date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the securities may not be consistent with those of other financial institutions that may be purchasers or sellers of securities in the secondary market. As a result, the secondary market price of your securities may be materially different from the estimated value of the securities determined by reference to our internal pricing models.

•	The Estimated Value Of Your Securities Is Not A Prediction Of The Prices At Which You May Sell Your Securities In The Secondary Market, If Any, And Such Secondary Market Prices, If Any, Will Likely Be Lower Than The Original Offering Price Of Your Securities And May Be Lower Than The Estimated Value Of Your Securities — The estimated value of the securities will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the securities from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your securities in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the securities. Further, as secondary market prices of your securities take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the securities such as fees, commissions, discounts, and the costs of hedging our obligations under the securities, secondary market prices of your securities will likely be lower than the original offering price of your securities. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the securities from you in secondary market transactions, if any, will likely be lower than the price you paid for your securities, and any sale prior to the stated maturity date could result in a substantial loss to you.

•	The Temporary Price At Which We May Initially Buy The Securities In The Secondary Market And The Value We May Initially Use For Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative Of Future Prices Of Your Securities — Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market (if Barclays Capital Inc. makes a market in the securities, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the securities on the pricing date, as well as the secondary market value of the securities, for a temporary period after the initial issue date of the securities. The price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your securities.

Market Linked Securities— Contingent Fixed Return and Contingent Downside

Principal at Risk Securities Linked to the Class A Common Stock of Palantir Technologies Inc. due June 8, 2026

Hypothetical Examples and Returns

The payout profile, return table and examples below illustrate the maturity payment amount for a $1,000 principal amount security on a hypothetical offering of securities under various scenarios, with the assumptions set forth in the table below. Terms used for purposes of these hypothetical examples do not represent the actual starting price, threshold price or ending price applicable to the securities. The actual maturity payment amount and resulting pre-tax total rate of return will depend on the actual terms of the securities. You should not take these examples as an indication or assurance of the expected performance of the securities. These examples are for purposes of illustration only. The values used in the examples may have been rounded for ease of analysis. The examples below do not take into account any tax consequences from investing in the securities.

Contingent Fixed Return:	36.00% of the principal amount or $360.00 per security
Hypothetical Starting Price:	$100.00
Hypothetical Threshold Price:	$75.00 (75% of the hypothetical starting price)

The hypothetical starting price of $100.00 has been chosen for illustrative purposes only and does not represent the actual starting price. The actual starting price and threshold price are set forth under “Terms of the Securities” above, and the actual ending price will be the stock closing price of the Underlying Stock on the calculation day. For historical closing prices of the Underlying Stock, see the historical information set forth under the section titled “The Class A Common Stock of Palantir Technologies Inc.” below. We cannot predict the stock closing price of the Underlying Stock on any day during the term of the securities, including on the calculation day.

Hypothetical Payout Profile

Market Linked Securities— Contingent Fixed Return and Contingent Downside

Principal at Risk Securities Linked to the Class A Common Stock of Palantir Technologies Inc. due June 8, 2026

Hypothetical Returns

Hypothetical ending price	Hypothetical stock return	Hypothetical maturity payment amount per security	Hypothetical pre-tax total rate of return
$175.00	75.00%	$1,360.00	36.00%
$150.00	50.00%	$1,360.00	36.00%
$140.00	40.00%	$1,360.00	36.00%
$136.00	36.00%	$1,360.00	36.00%
$130.00	30.00%	$1,360.00	36.00%
$120.00	20.00%	$1,360.00	36.00%
$110.00	10.00%	$1,360.00	36.00%
$105.00	5.00%	$1,360.00	36.00%
$100.00	0.00%	$1,360.00	36.00%
$90.00	-10.00%	$1,360.00	36.00%
$80.00	-20.00%	$1,360.00	36.00%
$75.00	-25.00%	$1,360.00	36.00%
$74.00	-26.00%	$740.00	-26.00%
$70.00	-30.00%	$700.00	-30.00%
$60.00	-40.00%	$600.00	-40.00%
$50.00	-50.00%	$500.00	-50.00%
$25.00	-75.00%	$250.00	-75.00%
$0.00	-100.00%	$0.00	-100.00%

Hypothetical Examples

Example 1. Maturity payment amount is greater than the principal amount and reflects a return that is equal to the contingent fixed return, which is greater than the percentage increase in the stock closing price of the Underlying Stock from the hypothetical starting price to the hypothetical ending price:

Hypothetical starting price: $100.00
Hypothetical ending price: $110.00
Hypothetical threshold price: $75.00
Hypothetical stock return: 10.00%

Because the hypothetical ending price is greater than or equal to the hypothetical threshold price, the maturity payment amount per security would be equal to:

$1,000 + the contingent fixed return of $360.00;

= $1,360.00

On the stated maturity date, you would receive $1,360.00 per security, which is the maximum maturity payment amount.

Example 2. Maturity payment amount is greater than the principal amount and reflects a return equal to the contingent fixed return, which is less than the percentage increase in the stock closing price of the Underlying Stock from the hypothetical starting price to the hypothetical ending price:

Hypothetical starting price: $100.00
Hypothetical ending price: $150.00
Hypothetical threshold price: $75.00
Hypothetical stock return: 50.00%

Because the hypothetical ending price is greater than or equal to the hypothetical threshold price, the maturity payment amount per security would be equal to:

$1,000 + the contingent fixed return of $360.00;

Market Linked Securities— Contingent Fixed Return and Contingent Downside

Principal at Risk Securities Linked to the Class A Common Stock of Palantir Technologies Inc. due June 8, 2026

= $1,360.00

On the stated maturity date, you would receive $1,360.00 per security, which is the maximum maturity payment amount. Even though the Underlying Stock increased by 50% from the hypothetical starting price to the hypothetical ending price in this example, your return is limited to the contingent fixed return of 36.00%.

Example 3. Maturity payment amount is greater than the principal amount and reflects a return equal to the contingent fixed return, even though the ending price is less than the starting price but is greater than the threshold price:

Hypothetical starting price: $100.00
Hypothetical ending price: $95.00
Hypothetical threshold price: $75.00
Hypothetical stock return: -5.00%

Because the hypothetical ending price is greater than or equal to the hypothetical threshold price, the maturity payment amount per security would be equal to:

$1,000 + the contingent fixed return of $360.00;

= $1,360.00

On the stated maturity date, you would receive $1,360.00 per security, which is the maximum maturity payment amount.

Example 4. Maturity payment amount is less than the principal amount:

Hypothetical starting price: $100.00
Hypothetical ending price: $50.00
Hypothetical threshold price: $75.00
Hypothetical stock return: -50.00%

Because the hypothetical ending price is less than the hypothetical starting price by more than 25%, you would lose a portion of the principal amount of your securities and receive the maturity payment amount equal to:

$1,000 + ($1,000 × stock return)

= $1,000 + ($1,000 × -50.00%)

= $500.00

On the stated maturity date, you would receive $500.00 per security.

Market Linked Securities— Contingent Fixed Return and Contingent Downside

Principal at Risk Securities Linked to the Class A Common Stock of Palantir Technologies Inc. due June 8, 2026

The Class A Common Stock of Palantir Technologies Inc.

According to publicly available information, Palantir Technologies Inc. develops software that helps organizations integrate their data, decisions and operations at scale. Information filed by Palantir Technologies Inc. with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-39540. The Underlying Stock is listed on The Nasdaq Stock Market under the ticker symbol “PLTR.”

We urge you to read the following section in the accompanying prospectus supplement: “Reference Assets — Equity Securities — Reference Asset Issuer and Reference Asset Information.” Companies with securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are required to file financial and other information specified by the SEC periodically. Such information can be reviewed electronically through a website maintained by the SEC at http://www.sec.gov. Information filed with the SEC by the Underlying Stock Issuer can be located by reference to its SEC file number provided above.

The brief description of the Underlying Stock Issuer included above has been obtained from publicly available sources. Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus or prospectus supplement. We have not independently verified the accuracy or completeness of the information contained in outside sources.

Historical Information

We obtained the closing prices of the Underlying Stock displayed in the graph below from Bloomberg Professional® service without independent verification. The historical performance of the Underlying Stock should not be taken as an indication of the future performance of the Underlying Stock. Future performance of the Underlying Stock may differ significantly from historical performance, and no assurance can be given as to the closing prices of the Underlying Stock during the term of the securities, including on the calculation day. We cannot give you assurance that the performance of the Underlying Stock will not result in a loss on your initial investment.

The following graph sets forth daily closing prices of the Underlying Stock for the period from September 30, 2020 to May 20, 2025. The Underlying Stock commenced regular trading on the New York Stock Exchange on September 30, 2020 (but currently trades on The Nasdaq Stock Market) and therefore has limited performance history. The closing price on May 20, 2025 was $125.59. The closing prices below may have been adjusted to reflect certain corporate actions, such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy.

* The dotted line indicates the threshold price of 75% of the starting price.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Market Linked Securities— Contingent Fixed Return and Contingent Downside

Principal at Risk Securities Linked to the Class A Common Stock of Palantir Technologies Inc. due June 8, 2026

Tax Considerations

You should review carefully the sections in the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders.” The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Based on current market conditions, in the opinion of our special tax counsel, it is reasonable to treat the securities for U.S. federal income tax purposes as prepaid forward contracts with respect to the Underlying Stock. Assuming this treatment is respected, if you are a U.S. holder, upon a sale or exchange of the securities (including redemption at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the securities, which should equal the amount you paid to acquire the securities. This gain or loss on your securities should be treated as long-term capital gain or loss if you hold your securities for more than a year, whether or not you are an initial purchaser of the securities at the original issue price. The deductibility of capital losses is subject to limitations. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the securities could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2027 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our representation that the securities do not have a “delta of one” within the meaning of the regulations, our special tax counsel believes that these regulations should not apply to the securities with regard to non-U.S. holders, and we have determined to treat the securities as not being subject to Section 871(m). Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax advisor regarding the potential application of Section 871(m) to the securities.

Non-U.S. holders should also discuss with their tax advisors the estate tax consequences of investing in the securities.

Market Linked Securities— Contingent Fixed Return and Contingent Downside

Principal at Risk Securities Linked to the Class A Common Stock of Palantir Technologies Inc. due June 8, 2026

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the securities offered by this pricing supplement have been issued by Barclays Bank PLC pursuant to the indenture, the trustee has made, in accordance with instructions from Barclays Bank PLC, appropriate entries or notations in its records relating to the master global note that represents such securities (the “master note”), and such securities have been delivered against payment as contemplated herein, such securities will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions or application giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of the stated principal amount upon acceleration of the securities to the extent determined to constitute unearned interest. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of May 15, 2025, filed as an exhibit to the Registration Statement on Form F-3ASR by Barclays Bank PLC on May 15, 2025, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP, dated May 15, 2025, which has been filed as an exhibit to the Registration Statement referred to above.